EXHIBIT 16.1

June 15, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Liberator, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated June 15, 2012 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Gruber & Company, LLC

Gruber & Company, LLC